Exhibit 99.1

Buckeye Announces Fourth Quarter and Fiscal Year Results

Company Reports Record Net Sales for the Quarter and Fiscal Year

Fiscal Year EPS of $1.20 versus $0.79 Prior Year - up 52%

Long-Term Debt Reduced by $51 million (12%) during Past 12 Months

4th Quarter Results Impacted by Unplanned Downtime & Cost Inflation

MEMPHIS, TENN.--(BUSINESS WIRE)--Buckeye Technologies Inc. (NYSE:BKI) today announced that net sales in the April-June quarter grew by 7.6% over the prior year to $215.3 million, a new sales record for the Company. Earnings for the quarter were $9.3 million after tax ($0.24 per share, compared with $15.9 million ($0.41 per share) in the prior year. During the same quarter of the prior year, the Company’s results included a $2.0 million pre-tax benefit from a water conservation partnership payment, a $2.1 million pre-tax benefit from reversal of accrued interest related to cancellation of a contingent note owed to Stac-Pac Technologies Inc., and a $3.3 million tax benefit from adjustments relating to federal and state valuation allowances and credits. The combined benefit of these three items on our year ago fourth quarter earnings was $0.15 per share.

Increased selling prices across all of our businesses as compared to the year-ago quarter were sufficient to offset significantly higher raw materials, energy, chemicals and transportation costs. However, reduced production volumes due to unplanned maintenance outages at our Perry, Florida wood cellulose mill and lower Nonwovens sales were the primary drivers behind a year-over-year reduction in Operating Income of $7.1 million. Excluding reversal of the accrued Stac-Pac interest that impacted the fourth quarter of last year, our net interest expense was reduced by about $2 million compared to last year mainly due to the reduction in debt. Also, our effective tax rate of 26.5% for the quarter, while higher than last year’s 21.9% rate, was favorably impacted by about $1.3 million in adjustments relating to identification of additional R&D tax credits and tax planning associated with intercompany interest charges to our Brazilian subsidiary.

Net sales for the fiscal year grew 7.3% over the prior year to $825.5 million, also a new sales record for the Company. Earnings for the fiscal year were $47.1 million after tax ($1.20 per share) compared to $30.1 million after tax ($0.79 per share) in the prior year.

Chairman and Chief Executive Officer John B. Crowe said, “Fiscal year 2008 was an outstanding year for Buckeye. Building on the momentum from 2007, we achieved a variety of significant performance milestones, including our highest ever sales revenue, debt below $400 million and EPS up 52% over the prior year. Due to the unprecedented cost escalation we have experienced over the past 6 months, we have implemented additional price increases and surcharges which went into effect on July 1st. While oil and natural gas prices have moderated from recent peaks, we are still facing rising cost trends for energy, raw materials, chemicals and transportation in the July-September quarter compared to the April-June quarter.”

Mr. Crowe went on to say, “We continue to involve the entire organization in Lean Enterprise as a key strategy to grow our business and improve margins, and we have made progress in eliminating waste and non-value added activities. We are entering the second year of a three-year energy savings project at our wood fibers facility in Florida, which when completed will save the equivalent of over 200,000 barrels of #6 fuel oil annually and reduce our dependency on fossil fuels and purchased electricity. Complementing this project are several innovative renewable energy opportunities with the potential to further reduce our reliance on fossil fuels while creating additional value streams. Finally, during the past quarter we have formed a Strategic Growth Team, which includes strong outside expertise, responsible for evaluating and developing options to support our corporate objective of executing profitable growth strategies.”

Buckeye has scheduled a conference call for tomorrow morning, August 12th, at 10:00 a.m. EDT to discuss fourth quarter and fiscal year performance. Persons interested in listening by telephone may dial in at (877) 856-1961 within the United States. International callers should dial (719) 325-4808.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net sales	$215,331	$201,865	$200,176	$825,517	$769,321
Cost of goods sold	182,605	167,664	159,652	675,955	637,505
Gross margin	32,726	34,201	40,524	149,562	131,816
Gross margin as a percentage of sales	15.2%	16.9%	20.2%	18.1%	17.1%

Selling, research and administrative expenses	12,537	11,470	12,974	47,277	47,021
Amortization of intangibles and other	466	468	697	1,856	2,335
Restructuring costs	-	-	25	96	1,249

Operating income	19,723	22,263	26,828	100,333	81,211

Net interest expense and amortization of debt costs	(7,491)	(7,814)	(7,587)	(32,986)	(38,798)
Early extinguishment of debt	(88)	-	(95)	(623)	(832)
Gain on sale of assets held for sale	-	-	-	-	355
Foreign exchange and other	530	313	1,228	581	1,902
Income before income taxes	12,674	14,762	20,374	67,305	43,838
Income tax expense	3,358	4,340	4,456	20,203	13,720
Net income	$9,316	$10,422	$15,918	$47,102	$30,118

Earnings per share	$0.24	$0.27	$0.42	$1.21	$0.80
Diluted earnings per share	$0.24	$0.26	$0.41	$1.20	$0.79

Weighted average shares for basic earnings per share	38,843	39,011	38,166	38,888	37,842

Weighted average shares for diluted earnings per share	39,009	39,372	38,772	39,401	38,218

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	June 30	March 31	June 30
	2008	2008	2007

Current assets:
Cash and cash equivalents	$10,393	$20,835	$14,790
Accounts receivable, net	127,521	121,985	116,865
Inventories	110,254	103,531	86,777
Deferred income taxes and other	11,530	9,716	9,452
Total current assets	259,698	256,067	227,884

Property, plant and equipment, net	555,708	544,957	537,655
Goodwill	163,622	160,285	155,937
Intellectual property and other, net	30,197	29,947	30,346
Total assets	$1,009,225	$991,256	$951,822

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$49,157	$44,659	$41,030
Accrued expenses	50,451	55,303	49,532
Current portion of capital lease obligations	358	459	399
Short-term debt	207	647	-
Total current liabilities	100,173	101,068	90,961

Long-term debt	393,910	394,532	445,138
Deferred income taxes	59,702	56,379	41,761
Capital lease obligations	-	-	356
Other liabilities	25,883	27,702	26,452
Stockholders' equity	429,557	411,575	347,154
Total liabilities and stockholders' equity	$1,009,225	$991,256	$951,822

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Twelve Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
OPERATING ACTIVITIES
Net income	$9,316	$10,676	$15,918	$47,102	$30,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,794	12,670	12,758	50,873	49,212
Amortization	489	540	904	2,155	3,258
Loss on early extinguishment of debt	88	-	95	623	832
Deferred income taxes	998	2,879	2,855	14,589	7,205
Gain on sale of assets held for sale	-	-	-	-	(355)
Loss on disposal of equipment	161	230	489	955	1,190
Provision for bad debts	78	(52)	107	16	277
Excess tax benefit from stock based compensation	-	-	18	(44)	(24)
Other	(969)	408	(287)	(14)	971
Change in operating assets and liabilities
Accounts receivable	(4,559)	(541)	(408)	(5,875)	(1,931)
Inventories	(6,230)	(10,550)	(2,722)	(20,185)	13,159
Other assets	(185)	(1,356)	(287)	(1,205)	(1,041)
Accounts payable and other liabilities	(398)	11,684	1,859	3,316	8,490
Net cash provided by operating activities	11,583	26,588	31,299	92,306	111,361

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(17,992)	(12,513)	(18,965)	(49,197)	(45,200)
Proceeds from sale of assets	17	-	-	17	521
Other	(198)	(118)	(159)	(451)	(539)
Net cash used in investing activities	(18,173)	(12,631)	(19,124)	(49,631)	(45,218)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	14,031	(17,796)	(3,368)	78,235	(3,000)
Payments on long term debt and other	(15,101)	(101)	(17,625)	(129,019)	(67,752)
Payments for debt issuance costs	80	-	-	(1,321)	-
Excess tax benefit from stock based compensation	-	-	(18)	44	24
Purchase of treasury shares	(2,720)	-	-	(2,720)	-
Net proceeds from sale of equity interests	77	-	7,549	5,819	9,857
Net cash used in financing activities	(3,633)	(17,897)	(13,462)	(48,962)	(60,871)

Effect of foreign currency rate fluctuations on cash	(219)	1,209	580	1,890	784

Increase (decrease) in cash and cash equivalents	(10,442)	(2,731)	(707)	(4,397)	6,056
Cash and cash equivalents at beginning of period	20,835	23,566	15,497	14,790	8,734
Cash and cash equivalents at end of period	$10,393	$20,835	$14,790	$10,393	$14,790

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Year Ended
SEGMENT RESULTS	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Specialty Fibers
Net sales	$ 160,945	$ 150,928	$ 143,432	$ 595,782	$ 543,831
Operating income (a)	20,097	22,431	23,152	90,640	65,847
Depreciation and amortization (b)	8,504	8,492	8,312	33,168	31,770
Capital expenditures	14,978	10,981	16,231	42,347	36,614

Nonwoven Materials
Net sales	$ 61,798	$ 58,157	$ 66,002	$ 263,551	$ 258,843
Operating income (a)	642	1,356	4,972	15,300	22,210
Depreciation and amortization (b)	3,870	3,791	4,013	16,134	16,047
Capital expenditures	2,113	1,298	1,474	4,855	4,316

Corporate
Net sales	$ (7,413)	$ (7,219)	$ (9,258)	$ (33,816)	$ (33,353)
Operating loss (a)	(1,015)	(1,524)	(1,296)	(5,607)	(6,846)
Depreciation and amortization (b)	883	854	1,126	3,425	3,775
Capital expenditures	901	234	1,260	1,995	4,270

Total
Net sales	$ 215,330	$ 201,866	$ 200,176	$ 825,517	$ 769,321
Operating income (a)	19,724	22,263	26,828	100,333	81,211
Depreciation and amortization (b)	13,257	13,137	13,451	52,727	51,592
Capital expenditures	17,992	12,513	18,965	49,197	45,200

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. We have reclassified the at-risk compensation and stock based compensation from the specialty fibers and nonwovens segments for previous periods for comparability. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Year Ended
ADJUSTED EBITDA	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Income	$ 9,316	$ 10,677	$ 15,919	$ 47,102	$ 30,118
Income tax expense	3,358	4,086	4,456	20,203	13,720
Interest expense	7,331	7,731	7,377	32,469	37,853
Amortization of debt costs	259	259	321	1,088	1,300
Early extinguishment of debt	88	-	95	623	832
Depreciation, depletion and amortization	13,260	13,138	13,451	52,729	51,592
EBITDA	33,612	35,891	41,619	154,214	135,415
Non cash charges	176	230	490	970	1,451
Gain on sale of assets held for sale	-	-	-	-	(355)
Restructuring charges	-	-	24	-	1,249
Adjusted EBITDA	$ 33,788	$ 36,121	$ 42,133	$ 155,184	$ 137,760

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges, restructuring charges prior to July 1, 2007 and other (gains) losses. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on July 25, 2007, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL RECONCILIATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve months Ended
	June 30, 2007	March 31, 2008	June 30, 2007
	reconciled to	reconciled to	reconciled to
NET SALES RECONCILIATION	June 30, 2008	June 30, 2008	June 30, 2008

Net sales	$200.2	$201.9	$769.3
Volume (1)	(9.6)	6.8	(27.4)
Pricing (2)	20.8	5.9	69.4
Product sales mix and other (3)	3.9	0.7	14.2
Net sales	$215.3	$215.3	$825.5

(1) Volume relates to the change in volume on comparable products
(2) Pricing relates to the changes in unit prices on comparable products
(3) Product sales mix relates to the impact of changes in the mix of products shipped. Other includes the impact of changes in foreign currency exchange rates on the translation of sales denominated in currencies other than the US dollar.

	Three Months Ended		Twelve months Ended
	June 30, 2007	March 31, 2008	June 30, 2007
	reconciled to	reconciled to	reconciled to
EARNINGS PER SHARE RECONCILIATION (4)	June 30, 2008	June 30, 2008	June 30, 2008

EARNINGS (LOSS) PER SHARE	$0.41	$0.26	$0.79
Volume (5)	(0.04)	0.02	(0.10)
Pricing / product mix (6)	0.37	0.10	1.20
Costs (7)	(0.45)	(0.16)	(0.81)
Restructuring, impairment, early debt extinguishment costs	-	-	0.02
Corporate / Other (8)	(0.05)	0.02	0.10
EARNINGS PER SHARE	$0.24	$0.24	$1.20

(4) All calculations are net of taxes
(5) Volume - Changes in volume on comparable products at prior period gross margins (price, unit cost and mix are at the same levels as the prior quarter).
(6) Pricing / Product Mix - Impact of changes in selling prices (on comparable products) and changes in the mix of products shipped.
(7) Costs - Changes in production volume, energy related prices, price and usage of chemicals and raw materials, transportation costs, direct spending and selling, research and administrative expenses.
(8) Corporate / Other - Net interest expense, intangible amortization, foreign exchange gain(loss), gain(loss) on sale of assets, other income(expense), and tax adjustments and changes in tax rate.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President and Chief Financial Officer
or
Daryn Abercrombie, 901-320-8908
Investor Relations
www.bkitech.com